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Santa Fe Gold Raises $13.5 Million for Construction of Summit Silver-Gold Mine

ALBUQUERQUE, N.M. – December 21, 2007 – Santa Fe Gold Corp (OTC Bulletin Board: SFEG), a U.S.-based mining and exploration enterprise focused on gold, silver, copper and industrial minerals, announced that it has entered into definitive agreements regarding the private placement of senior secured convertible debentures and common stock purchase warrants to a single investor for an aggregate purchase price of $13,500,000. The net proceeds will be used primarily for development of the Summit Silver-Gold Mine, located in New Mexico. The debentures and warrants will be issued in accordance with a pre-determined funding schedule corresponding to the project’s anticipated construction requirements during 2008.

Dr. Pierce Carson, CEO, said, “We are delighted to have completed this financing, which is structured at a price of $1.00 per share and therefore limits dilution of current shareholders. The provision of financing under these terms demonstrates confidence in the company’s assets, its management and its future.

“We now are in a position to proceed immediately with construction of the Summit Silver-Gold Mine. In early 2008, we anticipate announcing additional details of our development plans. Our overall objective will be to achieve production as soon as possible. At current silver and gold prices, we believe that the project’s economics appear to be very attractive.”

Dr Carson continued, “We believe that the company strategically is well-positioned to take advantage of the rising gold price and to increase long-term shareholder value. We believe that the company is at an early stage of anticipated rapid growth. In this regard, we have formulated a strategic objective to build a substantial exploration and mining company.”

The convertible debentures have a term of 60 months and bear interest of 7% per annum. Interest is accrued for eighteen months and thereafter paid quarterly in arrears. At the option of the holder of the convertible debentures, the outstanding principal and accrued interest is convertible any time into Santa Fe Gold’s common stock at a conversion price of $1.00 per share, and is automatically converted if the reported weighted average closing sales price of the stock exceeds $2.50 per share for 10 consecutive trading days. The company’s obligation to repay the convertible debentures is secured by a first lien security interest in the company’s Summit project.

In connection with the transaction, the company will issue one warrant for each $2.00 of principal amount of Debentures purchased, each warrant giving the debenture holder the right, from July 1, 2010 until December 31, 2014, to purchase one share of common stock at an exercise price of $1.00 per share. The company agreed to register the shares underlying the debentures and warrants upon request.

Additional information about the transaction, including a description of the securities and the transactions described herein, may be found in the company’s 8-K filing.

About Santa Fe Gold Corp:
Santa Fe Gold Corp (OTCBB: SFEG) is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. The company owns the Summit silver-gold property and a mill site and processing equipment in southwestern New Mexico; mineral lease rights to the Ortiz gold property in north-central New Mexico, believed to contain two million ounces of gold; the Black Canyon mica mine and processing facility near Phoenix, Arizona; and a large resource of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals. To learn more about the company, visit www.santafegoldcorp.com.

Forward Looking Statements:
The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

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